Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus that forms a part of the Registration Statement (Form S-4) of Enova International, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2020, with respect to the consolidated financial statements of On Deck Capital, Inc., and the effectiveness of internal control over financial reporting of On Deck Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 24, 2020